Exhibit 10.74

AG US GROUP SERVICES INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(As Amended and Restated Effective January 1, 2009 and as amended by the
First, Second, Third, Fourth and Fifth Amendments)

722565394

AG US GROUP SERVICES INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(As Amended and Restated Effective January 1, 2009 and as amended by the First, Second, Third, Fourth and Fifth Amendments)

Introduction
Assured Guaranty Corp., a Maryland corporation, (“AGC”), previously established the Assured Guaranty Corp. Non-Qualified Profit Sharing Plan. Effective January 1, 2006, AGC adopted the amendment and restatement of the Assured Guaranty Corp. Non-Qualified Profit Sharing Plan and renamed it as the Assured Guaranty Corp. Supplemental Executive Retirement Plan. Effective January 1, 2017, the Plan was renamed the AG US Group Services Inc. Supplemental Executive Retirement Plan (the “Plan”) and was assumed and continued by AG US Group Services Inc., a Delaware corporation (the “Company”). The Plan is maintained for the benefit of a select group of management or highly compensated employees. The Plan is an unfunded arrangement and is intended to be exempt from the participation, vesting, funding, and fiduciary requirements set forth in Title I of the ERISA. It is intended to comply with Section 409A of the Code. The provisions set forth herein constitute an amendment, restatement and continuation of the Plan as in effect immediately prior to January 1, 2009 (the “Effective Date”), subject to the following:

(a)
The Plan as set forth herein shall apply to distributions under the Plan commencing on or after the Effective Date (excluding payments made before or made after the Effective Date that are part of a series of installment payments that commenced prior to the Effective Date); provided that payments which commenced prior to the Effective Date will be subject to the applicable provisions of the Plan as in effect prior to the Effective Date.

(b)
All amounts deferred under the Plan will be subject to the provisions of section 409A of the Code and applicable guidance issued thereunder (“Section 409A”), regardless of whether such amounts were deferred (within the meaning of Section 409A) on, prior to, or after January 1, 2005.

ARTICLE 1 - Definitions
1.1    Account.
The bookkeeping account established for each Participant as provided in Section 5.1 hereof.
1.2    Administrator.
The Company, and any such committee or persons to whom the Board of Directors of the Company delegates some or all of the authority to control and manage the operation and administration of the Plan.
1.3    Board.
The Board of Directors of the Company.

722565394

1.4    Code.
The Internal Revenue Code of 1986, as amended.
1.5    Company.
AG US Group Services Inc.
1.6    Compensation.
The Participant’s “Compensation” as defined in the AG US Group Services Inc. Retirement Plan; provided, however, that “Compensation” shall exclude any amount paid in the Plan Year but earned for services in a prior year unless a Deferral Election was timely made with respect to such amount in accordance with the requirements of the Plan and Code Section 409A.
1.7    Deferrals.
The portion of Compensation that a Participant elects to defer in accordance with Section 3.1 hereof.
1.8    Deferral Election.
The separate written agreement, submitted to the Administrator, by which an Eligible Employee elects to make Deferrals to the Plan in accordance with the requirements sections 3.1, 3.2 and 3.4 hereof.
1.9    Disability.
A Participant will be considered to be “Disabled” for purposes of the Plan if he would be treated as “disabled” in accordance with the provisions of Treas. Reg. §1.409A-3(i)(4).
1.10    Effective Date.
January 1, 2006.
1.11    Eligible Employee.
An Employee shall be considered an Eligible Employee if such Employee is designated as an Eligible Employee by the Employer. The designation of an Employee as an Eligible Employee in any year shall not confer upon such Employee any right to be designated as an Eligible Employee in any future Plan Year.
1.12    Employee.
Any person employed by an Employer.

722565394

1.13    Employer.
The Company and each Related Company which, with the consent of the Company, adopts the Plan.
1.14    Employer Core Retirement Contribution.
A core retirement contribution that may be made by the Employer in its discretion and that is credited to the Participant’s Account in accordance with the terms of Section 3.6 hereof.
1.15    Employer Discretionary Contribution.
A discretionary contribution that may be made by the Employer in its discretion and that is credited to the Participant’s Account in accordance with the terms of Section 3.7 hereof.
1.16    ERISA.
The Employee Retirement Income Security Act of 1974, as amended.
1.17    Investment Fund or Index.
Each investment(s) which serves as a means to measure value, increases or decreases with respect to a Participant’s Accounts.
1.18    Matching Contribution.
A contribution made by the Employer that is credited to the Participant’s Account in accordance with the terms of Section 3.5 hereof.
1.19    Participant.
An Eligible Employee who is a Participant as provided in Article 2.
1.20    Plan Year.
The 12-consecutive month period from January 1 through December 31.
1.21    Related Company.
The term “Related Company” means any corporation or trade or business during any period during which it is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in sections 414(b) and 414(c), respectively, of the Code.
1.22    Retirement Plan.
The term “Retirement Plan” means the AG US Group Services Inc. Employee Retirement Plan.

722565394

1.23    Separation from Service.
A separation from service with an Employer within the meaning of Code Section 409A(a)(2)(A)(i) and regulations thereunder.
1.24    Specified Employee.
For purposes of the Plan, the term “Specified Employee” shall be defined in accordance with Treas. Reg. §1.409A-1(i) and such rules as may be established by the Chief Executive Officer of the Company or his delegate from time to time.
1.25    Years of Service.
A Participant’s “Years of Service” shall be measured by employment during a twelve (12) month period commencing with the Participant’s date of hire and anniversaries thereof.
ARTICLE 2    -Participation
2.1    Commencement of Participation.
Each Eligible Employee shall become a Participant at the earlier of the date on which his or her Deferral Election first becomes effective or the date on which an Employer Core Retirement Contribution or Employer Discretionary Contribution is first credited to his or her Account.
2.2    Loss of Eligible Employee Status.
A Participant who is no longer an Eligible Employee shall not be permitted to submit a Deferral Election and all Deferrals for such Participant shall cease immediately when such Participant is no longer an Eligible Employee. Amounts credited to the Account of a Participant who is no longer an Eligible Employee shall continue to be held pursuant to the terms of the Plan and shall be distributed as provided in Article 6.
ARTICLE 3    Contributions
3.1    Deferral Elections – General.
A Participant may make a Deferral Election for a Plan Year providing that, if the Participant’s before-tax elective deferral contributions to the Retirement Plan are limited by the provisions of section 401(a)(17), 401(k)(3), 402(g) or 415 of the Code, as applicable, then his Compensation for that period of the Plan Year after his or her before-tax elective deferral contributions to the Retirement Plan are so limited will continue to be reduced by, and the Participant’s Account under the Plan credited with, an amount equal to the amount of before-tax elective deferral contributions that would have been made under the Retirement Plan had the provisions of sections 401(a)(17), 401(k)(3), 402(g) or 415 of the Code, as applicable, not applied to him; provided, however, that such continuing before-tax elective deferral contributions to this Plan shall be made pursuant to the Deferral Election made by the Participant prior to the beginning of the Plan Year (or with respect to a newly-eligible Participant, within 30 days of first

722565394

becoming eligible to participate), as described in Section 3.2, and such Deferral Election shall indicate the percentage of Compensation to be contributed to this Plan after before-tax elective deferral contributions to the Retirement Plan have been limited under sections 401(a)(17), 401(k)(3), 402(g) or 415 of the Code. The Participant’s Deferral Election with respect to the Plan is irrevocable for that Plan Year in accordance with Section 3.2 hereto; provided, however, that a cessation of Deferrals shall be allowed if required by the terms of the Retirement Plan (or by any other tax-qualified retirement maintained by an Employer which includes a cash or deferred feature under Code section 401(k) plan) in order for the Participant to obtain a hardship withdrawal from the Retirement Plan or such other tax-qualified 401(k) plan, or if required under Section 6.4 (Unforeseeable Emergency) of this Plan. Deferrals under the Plan shall not be made available to such Participant, except as provided in Article 6, and shall reduce such Participant’s Compensation from the Employer in accordance with the provisions of the applicable Deferral Election.
3.2    Time of Election.
A Deferral Election shall be void if it is not made in a timely manner as follows:
(a)    A Deferral Election with respect to any Compensation must be submitted to the Administrator before the beginning of the calendar year during which the amount to be deferred will be earned. As of December 31 immediately preceding the first day of each calendar year, said Deferral Election is irrevocable for the calendar year.
(b)    Notwithstanding the foregoing, in a year in which an Employee first becomes an Eligible Employee, and provided that such Employee is not eligible to participate in any other account balance arrangement maintained by the Company or a Related Company which is subject to Code Section 409A, such Deferral Election shall be filed within thirty (30) days after the date on which an Employee first becomes an Eligible Employee, with respect to Compensation to be earned during the remainder of the calendar year after such election is made.
3.3    Distribution Elections.
To the extent provided in Section 6.3, a Participant may elect the time and form of the distribution.
3.4    Additional Requirements.
The Deferral Election, subject to the limitations set forth in Sections 3.1 and 3.2 hereof, shall comply with the following additional requirements:
(a)    Deferrals may be made in whole percentages or stated dollar amounts with such limitations as determined by the Administrator.
(b)    The maximum amount that a Participant may elect pursuant to a Deferral Election is six percent (6%) of the Participant’s Compensation that is payable after the Participant’s before-tax elective deferral contributions to the Retirement Plan have reached the limits under that plan, as described in Section 3.1.

722565394

(c)    Notwithstanding the provisions of section 3.1, a Participant’s Deferral Election under the Plan shall be effective and an amount shall be credited to the Participant’s Account in accordance with Section 3.1 (and Matching Contributions shall be credited to the Participant’s Account in accordance with section 3.5) for a Plan Year only if the Participant’s before-tax elective deferral contributions to the Retirement Plan have reached the maximum amount permitted under Code Section 402(g) or the maximum elective contributions permitted under the Plan, in accordance with Treas. Reg. section 1.401(k)(1)(e)(6)(iii); and the Administrator shall establish such other administrative procedures as are necessary to comply with such regulations.
3.5    Matching Contribution.
Subject to the requirements of Section 3.1, for any Plan Year, a Participant's Account shall be credited with an amount equal to the difference, if any, between (a) the matching contributions that would have been contributed on behalf of the Participant to the Retirement Plan for that Plan Year, in accordance with the terms thereof, and based on the Participant’s before-tax elective deferral contributions under the Retirement Plan (and this Plan), determined without regard to the limitations of sections 401(a)(17), 401(k)(3), 401(m), 402(g) or 415 of the Code, and (b) the amount of matching contributions actually made to the Retirement Plan on behalf of the Participant; provided, however, that in no event shall the Matching Contribution amount credited to a Participant’s Account under this Plan exceed 100% of the first six percent (6%) of the Participant's aggregate Deferral of Compensation to this Plan.
3.6    Employer Core Retirement Contribution.
For any Plan Year, a Participant's Account shall be credited with an amount equal to the difference, if any, between (a) the Employer core contribution (referred to in the Retirement Plan as a discretionary profit sharing contribution) that would have been contributed on behalf of the Participant to the Retirement Plan for that Plan Year, in accordance with the terms thereof determined without regard to the limitations of Code Sections 401(a)(17) or 415 and (b) the amount of the Employer core contributions actually made to the Retirement Plan on behalf of the Participant. The maximum amount of the Employer core contribution shall be in an amount equal to six percent (6%) of Participant's Compensation in excess of the compensation limits under Code Section 401(a)(17).
3.7    Employer Discretionary Contributions.
For any Plan Year, a Participant’s Account may be credited with an additional amount, as determined by the Employer in its sole discretion, which amount, if any, shall be allocated to the accounts of that group of Participants designated by the Employer it its sole discretion. Such discretionary contribution shall be allocated to the accounts of such designated Participants in an amount equal to a percentage of each such Participant’s Compensation for the Plan Year.
3.8    Crediting of Contributions.
(a)    Deferrals shall be credited to a Participant’s Account pursuant to Section 3.1 at the same time that before-tax elective deferral contributions would otherwise have been credited to his accounts under the Retirement Plan.

722565394

(b)    Matching Contributions shall be credited to a Participant’s Account pursuant to Section 3.5 at the same time that matching contributions would otherwise have been credited to his accounts under the Retirement Plan.
(c)    Employer Core Retirement Contributions shall be credited to a Participant’s Account pursuant to Section 3.6 at the same time that Employer Core Contributions would otherwise have been credited to his accounts under the Retirement Plan.
(d)    Employer Discretionary Contributions, if any, shall be credited to a Participant’s Account pursuant to the Section 3.7 at soon as practicable following the Employer’s determination to credit such contribution to Participant Accounts.
ARTICLE 4    Vesting
4.1    Vesting of Deferrals.
A Participant shall be one hundred percent (100%) vested in that portion his or her Account attributable to Deferrals.
4.2    Vesting of Matching Contributions.
Except as otherwise provided herein, a Participant shall have a vested right to the portion of his or her Account attributable to Matching Contribution(s) upon the earlier of the Participant's attainment of sixty-five (65) years of age or the Participant’s completion of one (1) Year of Service.
4.3    Vesting of Employer Core Retirement Contributions.
Except as otherwise provided herein, a Participant shall have a vested right to the portion of his or her Account attributable to Employer Core Retirement Contributions upon the earlier of the Participant's attainment of sixty-five (65) years of age or the Participant’s completion of one (1) Year of Service.
4.4    Vesting of Employer Discretionary Contributions.
A Participant shall have a vested right to the portion of his or her Account attributable to Employer Discretionary Contributions upon the earlier of the Participant's attainment of sixty-five (65) years of age or the Participant’s completion of one (1) Year of Service.
4.5    Vesting in Event of Death.
A Participant who incurs a Separation from Service due to death shall be fully vested in the amounts credited to his or her Account as of the date of death.
4.6    Forfeiture of Accounts.
Any amounts credited to a Participant’s Account that are not vested at the time of his or her Separation from Service shall be forfeited.

722565394

ARTICLE 5    Accounts
5.1    Accounts.
The Administrator shall establish and maintain a bookkeeping “Account” in the name of each Participant. Each Participant’s Account shall be credited with Deferrals, Matching Contributions, Employer Core Retirement Contribution, and Employer Discretionary Contributions, if any, allocable thereto, and the Participant’s allocable share of any earnings or losses credited to the Participant’s Account in accordance with Section 5.2, and the Administrator may establish bookkeeping subaccounts as it deems desirable to reflect such Deferrals, Matching Contributions, Employer Core Retirement Contribution, and Employer Discretionary Contributions, and earnings and losses allocable thereto. A Participant’s Account shall also be credited with amounts (and in the Administrator’s discretion, a subaccount established) reflecting amounts, if any credited to the Participant under the Plan as in effect immediately prior to the amendment and restatement of the Plan on the Effective Date; and on and after the Effective Date, such amounts shall be subject to the terms of the Plan as amended and restated (and to the extent required to comply with Code Section 409A, any provision of the Plan as amended and restated shall be effective and apply to such amounts prior to the Effective Date). Each Participant’s Account shall be reduced by any distributions made plus any federal and state tax withholding, and any social security withholding tax as may be required by law. Distributions from an Account to a Specified Employee, as defined in Section 1.24 shall be subject to the requirements of Section 6.1(c).
5.2    Investments, Gains and Losses.
(a)    A Participant may direct that his or her Account established pursuant to Section 5.1 may be credited with earnings and losses as if they were invested in one or more Investment Funds as made available by the Company, including the Employer Stock Fund (as defined in Exhibit A), subject to the rules and regulations set forth in Exhibit A. The Company may from time to time change the Investment Indexes for purposes of this Plan.
(b)    The Administrator shall adjust the amounts credited to each Participant’s Account to reflect Deferrals, Matching Contributions, Employer Core Retirement Contributions, Employer Discretionary Contributions, investment experience, distributions and any other appropriate adjustments. Such adjustments shall be made as frequently as is administratively feasible (and to the extent permitted under Code section 409A).
(c)    A Participant may change his or her selection of Investment Funds no more than six (6) times each Plan Year with respect to his or her Account by filing a new election in accordance with procedures established by the Administrator. An election shall be effective as soon as administratively feasible following the date of the change as indicated in writing by the Participant.
(d)    Notwithstanding the Participant’s ability to designate the Investment Index in which his or her Account shall be deemed invested, neither the Company, any Employer, nor the Administrator shall have no obligation to invest any funds in accordance with the Participant’s election. Participants’

722565394

Account shall merely be bookkeeping entries on the applicable Employer’s books, and no Participant shall obtain any property right or interest in any Investment Index or Investment Fund.
ARTICLE 6    Distributions
6.1    Commencement of Distribution.
Payment of the Participant’s Account balances shall be made (or, if payment is made in installments, shall commence) within 60 days of the Participant’s Separation from Service, subject to the following:
(a)    If the Participant becomes Disabled prior to his Separation from Service (regardless of whether the Participant remains employed for a period after becoming Disabled), the Participant’s Account balances will be paid in a lump sum within 60 days of becoming Disabled, without regard to any election made by the Participant to receive installments. A Participant will be considered to be “Disabled” for purposes of the Plan if he would be treated as “disabled” in accordance with the provisions of Treas. Reg. §1.409A-3(i)(4).
(b)    If the Participant’s Separation from Service is his date of death, the Participant’s Account balances will be paid in a lump sum within 60 days of death.
(c)    If a Participant is a Specified Employee at the time of his Separation from Service, and payment of benefits under the Plan is by reason of the Participant’s Separation from Service, payments of benefits under the Plan may not be paid before the date that is six months after the Participant’s Separation from Service or, if earlier, the date of death of the Participant. At the end of the six-month period described in the preceding sentence, amounts that could not be paid by reason of the limitation in this paragraph (c) shall be paid on the first day of the seventh month following the Separation from Service.
6.2    Lump Sum Distribution.
Except to the extent provided in Section 6.3, a Participant’s Account balances will be paid in a lump sum in an amount equal to the Participant’s Account balances determined as of the Valuation Date next prior to the Benefit Commencement Date.
6.3    Installments.
A Participant may elect to have all or a portion of his Account balances paid in annual installments over a period elected by the Participant not exceeding five years, subject to the following:
(a)    Payment of the portion of the Participant’s Account which consists of amounts deferred (within the meaning of Section 409A) before January 1, 2015 and any earnings or losses credited with respect to such amounts pursuant to Article 5 of the Plan will be made in installments rather than a lump sum only if, at the time of the Participant’s Separation from Service, (i) the Participant has attained at least age 55, (ii) the Participant has completed at least five Years of Service, and (iii) the portion of the Participant’s Account which consists of amounts deferred (within the meaning of Section 409A) before January 1, 2015 and any earnings or losses credited with respect to such amounts pursuant to Article 5 of

722565394

the Plan is equal to or greater than $50,000 as of the Valuation Date coincident with or immediately prior to the Participant’s Separation from Service. Payment of the portion of the Participant’s Account which consists of amounts deferred (within the meaning of Section 409A) after December 31, 2014 and any earnings or losses credited with respect to such amounts pursuant to Article 5 of the Plan will be made in installments rather than a lump sum only if, at the time of the Participant’s Separation from Service, (i) the Participant has attained at least age 55, (ii) the Participant has completed at least five Years of Service, and (iii) the portion of the Participant’s Account which consists of amounts deferred (within the meaning of Section 409A) after December 31, 2014 and which the Participant elected to receive in installments pursuant to subsection 6.3(b) and any earnings or losses credited with respect to such amounts pursuant to Article 5 of the Plan is equal to or greater than $50,000 as of the Valuation Date coincident with or immediately prior to the Participant’s Separation from Service.
(b)    For the portion, if any, of a Participant’s Account which consists of amounts deferred (within the meaning of Section 409A) before January 1, 2015 and any earnings or losses credited with respect to such amounts pursuant to Article 5 of the Plan, payment will be made in installments rather than a lump sum only if the Participant’s election to receive such installments was filed with the Committee no later than the 30th day following the date on which the Participant first became eligible to participate in the Plan in accordance with Section 2.1. For the portion of the Participant’s Account which consists of amounts deferred (within the meaning of Section 409A) after December 31, 2014 and any earnings or losses credited with respect to such amounts pursuant to Article 5 of the Plan, a Participant may elect, with respect to each Plan Year, for distribution of amounts deferred during such Plan Year (and any earnings or losses credited with respect to such amounts pursuant to Article 5 of the Plan) to be made in installments rather than a lump sum by selecting installments (and the number of years of such installments of up to five years) in the applicable Deferral Election that applies for such Plan Year subject to the requirements of Sections 3.1 and 3.2.
(c)    If the Participant dies while receiving installments, the Participant’s remaining Account balances will be paid in a lump sum within 60 days of death.
(d)    The amount of each installment paid under this Section 6.3 will equal the result of dividing the applicable portion of the Participant's Account balances that the Participant elected to have distributed as installments (determined as of the most recent Valuation Date occurring before the date on which such payment is made) by the number of installments remaining immediately before the payment with respect to such portion of the Participant’s Account.
(e)    The second, third, fourth, and fifth annual installments (as applicable) will be paid during the first, second, third, and fourth calendar years, respectively, after the calendar year in which the Participant’s Separation from Service occurs; provided that (i) the time of payment within the calendar year will be determined by the Committee, except that the installment payable in each such calendar year will be paid not more than 30 days after the anniversary of the Separation from Service that occurs in that calendar year; and (ii) the payment of the first and second installments will be subject to paragraph A-1(c) hereof (relating to the six-month delay for Specified Employees).
6.4    Unforeseeable Emergency.
The Committee may permit the distribution of all or a portion of a Participant’s Account if the Committee, in its sole discretion, determines that the Participant has experienced an unforeseeable emergency, but only to the extent, if any, that such distribution would satisfy the requirements of Treas.

722565394

Reg. §1.409A-3(i)(3). Upon a distribution to a Participant under this Section 6.4, the Participant’s deferrals shall cease and no further deferrals shall be made for such Participant for the remainder of the Plan Year.
6.5    Adjustments Prior to Commencement Date and During Installments.
Prior to payment of a Participant’s Account balances in a lump sum, and during the period installments are being paid under Section 6.3, the remaining balances in the Participant's Accounts shall continue to be invested at the direction of the Participant and credited with earnings or losses in accordance with the provisions of the Plan.
6.6    Separation from Service for Cause.
Notwithstanding anything to the contrary contained herein, in the event the Participant has an involuntary Separation from Service for Cause, the Participant shall only receive the return of his or her Deferrals including the Participant’s allocable share of any earnings or losses credited on those Deferrals pursuant to Section 5.2, above, and subject to Section 6.1(c) (distributions to Specified Employees) above. Upon a Participant’s Separation from Service for Cause, all amounts credited to Participant’s Account amounts relating to Employer Matching Contribution(s), Employer Core Retirement Contributions, and Employer Discretionary Contribution(s), including the Participant’s allocable share of any earnings or losses credited on the foregoing pursuant to Section 5.2, hereinabove, shall be forfeited. For purposes of this Plan, “Cause” shall mean (i) engaging in misconduct that may be materially injurious to the Company, an Employer, or a Related Company, (ii) embezzlement or misappropriation of funds or property of the Company, an Employer, or a Related Company, (iii) conviction of a felony or the entrance of a plea of guilty or nolo contendere to a felony, (iv) conviction of any crime involving fraud, dishonesty or breach of trust or the entrance of a plea of guilty or nolo contendere to such a crime, (v) the violation of any rules, policies, procedures or guidelines, including but not limited to the business code of conduct guidelines, of the Company, an Employer, or a Related Company, or (vi) failure or refusal by the Participant to devote full business time and attention to the performance of his or her duties and responsibilities if such breach has not been cured within five (5) days after notice is given to the Participant.
ARTICLE 7    Beneficiaries
7.1    Beneficiaries.
In the event of a Participant’s death, the amount which would otherwise be payable to the Participant shall be paid to one or more beneficiaries determined in accordance with this Section 7. Each Participant may from time to time designate one or more persons (who may be any one or more members of such person’s family or other persons, administrators, trusts, foundations or other entities) as his or her beneficiary under the Plan. Such designation shall be made in a form prescribed by the Administrator. Each Participant may at any time and from time to time, change any previous beneficiary designation, without notice to or consent of any previously designated beneficiary, by amending his or her previous designation in a form prescribed by the Administrator. If the beneficiary does not survive the Participant (or is otherwise unavailable to receive payment) or if no beneficiary is validly designated, then the

722565394

amounts payable under this Plan shall be paid to the Participant’s estate. If more than one person is the beneficiary of a deceased Participant, each such person shall receive a pro rata share of any death benefit payable unless otherwise designated in the applicable form. If a beneficiary who is receiving benefits dies, all benefits that were payable to such beneficiary shall then be payable to the estate of that beneficiary.
7.2    Lost Beneficiary.
All Participants and beneficiaries shall have the obligation to keep the Administrator informed of their current address until such time as all benefits due have been paid. If a Participant or beneficiary cannot be located by the Administrator exercising due diligence, then, in its sole discretion, the Administrator may presume that the Participant or beneficiary is deceased for purposes of the Plan and all unpaid amounts (net of due diligence expenses) owed to the Participant or beneficiary shall be paid accordingly or, if a beneficiary cannot be so located, then such amounts may be forfeited. Any such presumption of death shall be final, conclusive and binding on all parties.
ARTICLE 8    Funding
8.1    Liability for Benefit Payments.
The amount of any benefit payable under the Plan shall be paid from the general revenues of the Employer of the Participant with respect to whom the benefit is payable; provided, however, that if a Participant has been employed by more than one Employer, the portion of his Plan benefits payable by any such Employer shall be that portion accrued while the Participant was employed by that Employer, and earnings on such portion, as determined by the Company. An Employer’s obligation under the Plan shall be reduced to the extent that any amounts due under the Plan are paid from one or more trusts, the assets of which are subject to the claims of general creditors of the Employer or any affiliate thereof; provided, however, that nothing in the Plan shall require the Company or any Employer to establish any trust to provide benefits under the Plan.. It is the intention of the parties hereto that this arrangement shall be unfunded for tax purposes and for purposes of ERISA.
8.2    No Guarantee.
Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Employers whatsoever, including, without limitation, any specific funds, assets, or other property which the Employers, in their sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the amounts, if any, payable under the Plan, unsecured by any assets of the Employers. Nothing contained in the Plan shall constitute a guarantee by any of the Employers that the assets of the Employers shall be sufficient to pay any benefits to any person.

722565394

8.3    Withholding of Employee Contributions.
The Administrator is authorized to make any and all necessary arrangements with the Employer in order to withhold the Participant’s Deferrals under Section 3.1 hereof from his or her Compensation. The Administrator shall determine the amount and timing of such withholding.
ARTICLE 9    Claims Administration
9.1    General.
The Administrator shall, in its sole discretion, determine if a Participant is entitled to receive payment of a benefit under the Plan. If a Participant, beneficiary or his or her representative is denied all or a portion of an expected Plan benefit for any reason and the Participant, beneficiary or his or her representative desires to dispute the decision of the Administrator, he or she must file a written notification of his or her claim with the Administrator.
9.2    Claims Procedure.
Upon receipt of any written claim for benefits, the Administrator shall be notified and shall give due consideration to the claim presented. If any Participant or beneficiary claims to be entitled to benefits under the Plan and the Administrator determines that the claim should be denied in whole or in part, the Administrator shall, in writing, notify such claimant within ninety (90) days of receipt of the claim that the claim has been denied. The Administrator may extend the period of time for making a determination with respect to any claim for a period of up to ninety (90) days, provided that the Administrator determines that such an extension is necessary because of special circumstances and notifies the claimant, prior to the expiration of the initial ninety (90) day period, of the circumstances requiring the extension of time and the date by which the Plan expects to render a decision. If the claim is denied to any extent by the Administrator, the Administrator shall furnish the claimant with a written notice setting forth:
(a)    the specific reason or reasons for denial of the claim;
(b)    a specific reference to the Plan provisions on which the denial is based;
(c)    a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
(d)    an explanation of the provisions of this Article.
9.3    Right of Appeal.
A claimant who has a claim denied wholly or partially under Section 9.2 may appeal to the Administrator for reconsideration of that claim. A request for reconsideration under this Section must be filed by written notice within sixty (60) days after receipt by the claimant of the notice of denial under Section 9.2.

722565394

9.4    Review of Appeal.
Upon receipt of an appeal the Administrator shall promptly take action to give due consideration to the appeal. Such consideration may include a hearing of the parties involved, if the Administrator feels such a hearing is necessary. In preparing for this appeal the claimant shall be given the right to review pertinent documents and the right to submit in writing a statement of issues and comments. After consideration of the merits of the appeal the Administrator shall issue a written decision which shall be binding on all parties. The decision shall specifically state its reasons and pertinent Plan provisions on which it relies. The Administrator’s decision shall be issued within sixty (60) days after the appeal is filed, except that the Administrator may extend the period of time for making a determination with respect to any claim for a period of up to sixty (60) days, provided that the Administrator determines that such an extension is necessary because of special circumstances and notifies the claimant, prior to the expiration of the initial sixty (60) day period, of the circumstances requiring the extension of time and the date by which the Plan expects to render a decision.
9.5    Designation.
The Administrator may designate any other person of its choosing to make any determination otherwise required under this Article. Any person so designated shall have the same authority and discretion granted to the Administrator hereunder.
ARTICLE 10    General Provisions
10.1    Administrator.
(a)    The Administrator is expressly empowered to limit the amount of Compensation that may be deferred; to interpret the Plan and to determine all questions arising in the administration, interpretation and application of the Plan; to employ actuaries, accountants, counsel, and other persons it deems necessary in connection with the administration of the Plan; to request any information from any Employer it deems necessary to determine whether the Employer would be considered insolvent or subject to a proceeding in bankruptcy; and to take all other necessary and proper actions to fulfill its duties as Administrator.
(b)    The Administrator, including any person or committee member to whom the Board has delegated the authority to act on behalf of the Administrator, shall not be liable for any actions by it, unless due to its own negligence, willful misconduct or lack of good faith.
(c)    The Administrator, including any person or committee member to whom the Board has delegated the authority to act on behalf of the Administrator, shall be indemnified and saved harmless by the Employers from and against all personal liability to which it may be subject by reason of any act done or omitted to be done in its official capacity as Administrator in good faith in the administration of the Plan, including all expenses reasonably incurred in its defense in the event the Employers fail to provide such defense upon the request of the Administrator. Any person or committee member acting on behalf of the Administrator is relieved of all personal responsibility in connection with its duties hereunder to the fullest extent permitted by law, short of breach of duty to the beneficiaries.

722565394

10.2    No Assignment.
Benefits or payments under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s beneficiary, whether voluntary or involuntary, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish the same shall not be valid, nor shall any such benefit or payment be in any way liable for or subject to the debts, contracts, liabilities, engagement or torts of any Participant or beneficiary, or any other person entitled to such benefit or payment pursuant to the terms of this Plan, except to such extent as may be required by law. If any Participant or beneficiary or any other person entitled to a benefit or payment pursuant to the terms of this Plan becomes bankrupt or attempts to anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish any benefit or payment under this Plan, in whole or in part, or if any attempt is made to subject any such benefit or payment, in whole or in part, to the debts, contracts, liabilities, engagements or torts of the Participant or beneficiary or any other person entitled to any such benefit or payment pursuant to the terms of this Plan, then such benefit or payment, in the discretion of the Administrator, shall cease and terminate with respect to such Participant or beneficiary, or any other such person.
10.3    No Employment Rights.
Participation in this Plan shall not be construed to confer upon any Participant the legal right to be retained in the employ of the Employer, or give a Participant or beneficiary, or any other person, any right to any payment whatsoever, except to the extent of the benefits provided for hereunder. Each Participant shall remain subject to discharge to the same extent as if this Plan had never been adopted.
10.4    Incompetence.
If the Administrator determines that any person to whom a benefit is payable under this Plan is incompetent by reason of physical or mental disability, the Administrator shall have the power to cause the payments becoming due to such person to be made to another for his or her benefit without responsibility of the Administrator or the Employer to see to the application of such payments. Any payment made pursuant to such power shall, as to such payment, operate as a complete discharge of the Company, the Employers, and the Administrator.
10.5    Identity.
If, at any time, any doubt exists as to the identity of any person entitled to any payment hereunder or the amount or time of such payment, the Administrator shall be entitled to hold such sum until such identity or amount or time is determined or until an order of a court of competent jurisdiction is obtained. The Administrator shall also be entitled to pay such sum into court in accordance with the appropriate rules of law. Any expenses incurred by the Company, Employers, and Administrator incident to such proceeding or litigation shall be charged against the Account of the affected Participant.

722565394

10.6    Other Benefits.
The benefits of each Participant or beneficiary hereunder shall be in addition to any benefits paid or payable to or on account of the Participant or beneficiary under any other pension, disability, annuity or retirement plan or policy whatsoever.
10.7    Right of Setoff.
The Employer may, to the extent permitted by applicable law, deduct from and setoff against any amounts payable to a Participant from this Plan such amounts as may be owed by a Participant to the Employer, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff; provided, however, that this setoff may occur only at the date on which the amount would otherwise be distributed to the Participant as required by Code Section 409A. By electing to participate in the Plan and deferring compensation hereunder, the Participant agrees to any deduction or setoff under this Section 10.7.
10.8    Expenses.
All expenses incurred in the administration of the Plan, whether incurred by the Employers or the Plan, shall be paid by the Employers.
10.9    Insolvency.
If an Employer establishes a trust to pay benefits hereunder, as described in Section 8.1, should the Employer be considered insolvent (as defined by such trust), the Employer, through its Board and chief executive officer, shall give immediate written notice of such to the Administrator of the Plan and the trustee of such trust. Upon receipt of such notice, the Administrator or trustee shall cease to make any payments to Participants who were Employees of the Employer or their beneficiaries and shall hold any and all assets attributable to the Employer for the benefit of the general creditors of the Employer.
10.10    Amendment, Modification, Suspension or Termination.
The Company may, at any time, in its sole discretion, amend, modify, suspend or terminate the Plan in whole or in part, except that no such amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts. In the event that this Plan is terminated, to the extent required under Code Section 409A, the distribution of the amounts credited to a Participant’s Accounts shall not be accelerated but shall be paid at such time and in such manner as determined under the terms of the Plan immediately prior to termination as if the Plan had not been terminated; and notwithstanding anything to the contrary contained herein, the Company, in its sole discretion, may distribute all Participants’ Accounts no earlier than twelve (12) calendar months from the date of the Plan termination and no later than twenty-four (24) calendar months from the date of the Plan termination, provided that the Company also satisfies any additional requirements as may be imposed by Code Section 409A and regulations thereunder.

722565394

10.11    Termination Due to Change-in-Control.
The Employer may decide in its discretion to terminate the Plan in the event of a change-in-control, within the meaning of Code Section 409A and regulations thereunder, and distribute all Participants Accounts within twelve (12) months of the effective date of the change-in-control as allowed by applicable law. Any corporation or other business organization that is a successor to the Employer by reason of a change-in-control shall have the right to become a party to the Plan by adopting the same by resolution of the entity’s board of directors or other appropriate governing body. If within thirty (30) days from the effective date of the change-in-control such new entity does not become a party hereto, as above provided, the full amount of the Participant’s Account shall become immediately distributable to the Participant.
10.12    Construction.
All questions of interpretation, construction or application arising under or concerning the terms of this Plan shall be decided by the Administrator, in its sole and final discretion, whose decision shall be final, binding and conclusive upon all persons.
10.13    Governing Law.
This Plan shall be governed by, construed and administered in accordance with the applicable provisions of ERISA, Code Section 409A, and any other applicable federal law, provided, however, that to the extent not preempted by federal law this Plan shall be governed by, construed and administered under the laws of the New York, other than its laws respecting choice of law.
10.14    Severability.
If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provision of this Plan and this Plan shall be construed and enforced as if such provision had not been included therein. If the inclusion of any Employee (or Employees) as a Participant under this Plan would cause the Plan to fail to comply with the requirements of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, or Code Section 409A, then the Plan shall be severed with respect to such Employee or Employees, who shall be considered to be participating in a separate arrangement.
10.15    Headings.
The Article headings contained herein are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of this Plan nor in any way shall they affect this Plan or the construction of any provision thereof.
10.16    Terms.
Capitalized terms shall have meanings as defined herein. Singular nouns shall be read as plural, masculine pronouns shall be read as feminine, and vice versa, as appropriate.

722565394

10.17    409A Compliance.
It is intended that this Plan comply with Code Section 409A in accordance with Internal Revenue Service Notice 2005-1 (and any subsequent IRS notices or guidance), and this Plan will be interpreted, administered and operated in good faith accordingly. In the event that any provision of this Plan is inconsistent with Code Section 409A or such guidance, then the applicable provisions of Code Section 409A shall supersede such provision. Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to a Participant.

722565394

Exhibit A
AG US GROUP SERVICES INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
Employer Stock Fund Rules and Regulations
Subject to the following restrictions and limitations, Participants may elect the Employer Stock Fund as an Investment Index alternative for all or a portion of their Accounts. To the extent that the “Employer Stock Fund” is chosen as a Participant’s Investment Index for all or a portion of an Account, the Account will be credited with Units, with each such Unit representing the right to receive one share of common stock of Assured Guaranty Ltd. (“Shares”) upon a distribution from the Plan pursuant to Article 6. The number of Units credited to such Participant’s Account will be equal to the number of Shares which could have been purchased with the value of the Account deemed invested in the Employer Stock Fund based on the fair market value of a Share at the time of such deemed purchase.
A-1. Eligibility. Participants who are selected by the Administrator are eligible to invest all or a portion of their Accounts in the Employer Stock Fund.
A-2. Allocations to Employer Stock Fund. A Participant may elect to have all or a portion of such Participant’s Account allocated to the Employer Stock Fund. Any such election under this subsection A-2 will be effective not earlier than the date the election is filed with the Administrator or its delegate. Such election to allocate a portion of such Account to the Employer Stock Fund shall be irrevocable, and any such portion of the Participant’s Account allocated to the Employer Stock Fund shall remain allocated to the Employer Stock Fund until the Participant receives a distribution from the Plan pursuant to Article 6 with the number of Shares to be distributed to such Participant equal to the number of Units held in such Participant’s Account. An election to allocate a portion of a Participant’s Account to the Employer Stock Fund may only be made at a time when a Participant would be permitted to purchase or sell actual Shares in accordance with the Policy on Trading in Securities Related to Assured Guaranty Ltd. or any of its Subsidiaries, as from time to time in effect, or any replacement policy relating to trading in the Company’s securities (the “Insider Trading Policy”). To the extent permitted by the Administrator, a Participant may elect to have amounts which are first credited to the Participant’s Account credited directly to the Employer Stock Fund, provided, however that such election regarding initial contributions shall be subject to the same requirements and restrictions described above in this subsection A-2 with respect to elections to have an existing portion of a Participant’s Account allocated to the Employer Stock Fund.
A-3. Dividends. To the extent that any record date for dividends on Shares occurs during the period in which all or a portion of a Participant’s Account is allocated to the Employer Stock Fund, the Participant’s Account will be credited with an amount equal to the dividends that would be payable with respect to such Units, determined as though each Unit credited to the Participant’s Account was a Share (the “Deemed Dividends”). The Deemed Dividends shall be credited to an Investment Index that is a money market fund or other similar Investment Index selected by the Administrator.

A-1
722565394

Exhibit B
AG US GROUP SERVICES INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
Account Balances Transferred From the Assured Guaranty Ltd. Supplemental Employee Retirement Plan
Subject to the following restrictions and limitations, the Company may accept the transfer of hypothetical account balances into the Plan from the Assured Guaranty Ltd. Supplemental Employee Retirement Plan (the “AGL SERP”) of Participants in the AGL SERP who are US Taxpayers effective as of a date selected by the Company and subject to such limitations as determined by the Company (such transferred account balances referred to herein as the “Transferred Accounts”).
B-1. Plan Terms. Except as otherwise specified in this Exhibit B, the Transferred Accounts and all former Participants of the AGL SERP with an interest in a Transferred Account shall be subject to all of the terms of the Plan. Transferred Accounts shall be maintained as a separate bookkeeping entry from other Plan Accounts but shall for all other purposes be treated as an “Account” for purposes of the Plan.
B-2. Distributions. Subject to Section B-3, distributions from Transferred Accounts shall be made at such time and in such form as such distributions would have been made from the AGL SERP had the Transferred Accounts continued to be held in the AGL SERP in accordance with the terms of the AGL SERP as in effect at the time of such transfer. All applicable distribution elections made by Participants with respect to the Transferred Accounts pursuant to the terms of the AGL SERP shall remain in place and apply to distributions of the Transferred Accounts from the Plan.
B-3. Section 457A. Notwithstanding anything in the Plan to the contrary, Transferred Accounts that would otherwise be subject to Section 457A of the Internal Revenue Code of 1986 (the “Code”) except for the fact that the amounts are attributable to services performed prior to January 1, 2009 shall be distributed to a Participant (to the extent not previously distributed) in a single lump sum payment on January 1, 2017 (or, for any Participant who has a tax year other than the calendar year, the first day of the last taxable year beginning prior to January 1, 2018).

B-1
722565394